Exhibit 13.1

Section 906 Certification

Pursuant to section 906 of the Sarbanes-Oxley Act of 2002 (subsections (a) and (b) of section 1350, chapter 63 of title 18, United States Code), the undersigned officer of The Governor and Company of the Bank of Ireland, a chartered corporation incorporated under the laws of Ireland (“Bank of Ireland”), hereby certifies, to such officer’s knowledge, that:

The Annual Report on Form 20-F for the twelve months ended December 31, 2010 (the “Report”) of The Governor and Company of the Bank of Ireland  fully complies with the requirements of section 13(a) of the Securities Exchange Act of 1934 and information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of Bank of Ireland.

Date:24 June 2011

Name: Richie Boucher

Title: Group Chief Executive